Exhibit 99.1

This document contains inside information
Press Release
CRH Announces CEO Succession
CRH announces the appointment of Jim Mintern as next Chief Executive Officer, succeeding Albert Manifold who retires at the end of 2024.

NEW YORK – September 24, 2024 – CRH plc (NYSE: CRH), the leading provider of building materials solutions, announces that Albert Manifold has decided to retire as Chief Executive Officer at the end of 2024 and that he is to be succeeded by Jim Mintern.

Mr. Mintern is currently CRH’s Chief Financial Officer and has been a director of its board since June 2021. He has over 30 years of experience in the building materials industry and 22 years with CRH, serving in various senior leadership roles. Mr. Mintern has deep industry knowledge, has led a variety of operational businesses, and is an accomplished developer of teams and people. He also has extensive portfolio management, financial and capital markets expertise. Most recently, Mr. Mintern led the strategic transition of CRH’s primary listing to the New York Stock Exchange.

Mr. Manifold has held varied responsibilities with CRH since he joined in 1998. He was appointed Chief Executive Officer in January 2014. Mr. Manifold will step down from the board and relinquish his executive responsibilities on December 31, 2024. He will continue as an advisor to CRH for a further 12 months.

Announcing the appointment, Richie Boucher, Chairman of CRH said:

“The Board has a significant focus on succession planning throughout CRH. With the support of independent advisors, we have followed best practice, including a review of external candidates, and we have carefully monitored the development plans for potential internal candidates.”

“Over recent years we have closely observed Jim’s character, qualities and abilities, as well as his significant influence on the evolution of CRH. We are very pleased to have a successor of such caliber and are confident that Jim is best positioned to lead the CRH team, building the future of the company for the benefit of our investors, customers, colleagues and communities.”

“Jim will become the Chief Executive Officer of a high performing company in robust strategic and financial health, after 11 years of exceptional leadership from Albert.”

“CRH has made enormous progress thanks to Albert’s clear vision and his leadership of a talented, hard-working team. CRH is a very focused, high performing group and is recognized by its customers as the industry’s leading provider of innovative building materials solutions. Under Albert’s leadership CRH has delivered superior growth and performance with consistently improving profitability, cash generation and returns.”

Chief Executive Officer Albert Manifold said:

“I am pleased that Jim, who has a deep understanding of CRH, will succeed me when I retire at the end of this year. This will be his time.”

“Jim’s experience, capabilities and ambition for the business ideally position him to lead the CRH team forward through an era of enormous opportunity.”

“It has been a privilege to lead CRH. I am profoundly grateful to my colleagues within the business and on the board for their commitment and support over the years as the entire team has strengthened and grown our company, positioning CRH for a bright future ahead.”

Jim Mintern, incoming Chief Executive Officer said:

“It is an incredible honor for me to be appointed the next CEO at such an exciting time for CRH.”

“CRH has an impressive legacy of continuous growth and financial performance by providing value enhancing solutions for its customers. I look forward to working alongside our highly talented team as we build on this foundation and continue to successfully grow the business while delivering exceptional returns for our shareholders.”

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Albert Manifold	Chief Executive
Jim Mintern	Chief Financial Officer
Lauren Schulz	Chief Communications Officer
Tom Holmes	Head of Investor Relations
This announcement contains inside information for the purposes of Article 7 of the Market Abuse Regulation (EU) 596/2014 (as incorporated into UK domestic law by virtue of the UK's European Union (Withdrawal) Act 2018 and the Market Abuse (Amendment) (EU Exit) Regulations 2019). For the purposes of Article 2 of Commission Implementing Regulation (EU) 2016/1055, the person responsible for arranging for the release of this announcement on behalf of CRH plc is Neil Colgan, Company Secretary. The date and time of this statement is the same as the date and time that it has been communicated to the media.

About CRH

CRH (NYSE: CRH, LSE: CRH) is the leading provider of building materials solutions that build, connect and improve our world. Employing approximately 78,500 people at approximately 3,390 operating locations in 28 countries, CRH has market leadership positions in both North America and Europe. As the essential partner for transportation and critical utility infrastructure projects, complex non-residential construction and outdoor living solutions, CRH’s unique offering of materials, products and value-added services helps to deliver a more resilient and sustainable built environment. The company is ranked among sector leaders by Environmental, Social and Governance (ESG) rating agencies. A Fortune 500 company, CRH’s shares are listed on the NYSE and LSE.

Forward-Looking Statements

Some statements in this news release may constitute forward-looking statements, including with respect to CRH’s future growth prospects. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including the risks and uncertainties described under “Risk Factors” in Part 1, Item 1A of CRH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as filed with the SEC and in CRH's other filings with the SEC.